Columbia Income Fund
Columbia Intermediate Bond Fund


77D Policies with Respect to Security Investments
Effective September 10, 2004, the following disclosure is added under the heading "Principal Investment Strategies":

The Fund may purchase derivative instruments, such as futures, options, swap contracts, and inverse floaters, to gain or reduce exposure to particular securities or segments of the bond markets. Derivatives are financial instruments whose values depend on, or are derived from, the value of an underlying security, index or currency. The Fund may use derivatives for both hedging and non-hedging purposes, such as to adjust the Fund's sensitivity to changes in interest rates, or to offset a potential loss in one position by establishing an opposite position. The Fund typically uses derivatives in an effort to achieve more efficiently economic exposures similar to those it could have achieved through the purchase and sale of fixed income securities. Investments in derivatives may be applied toward meeting a requirement to invest in a particular kind of investment if the derivatives have economic characteristics similar to investments of that kind.

Effective September 10, 2004, the following disclosure is added under the heading "Principal Investment Risks":

Derivatives involve special risks and may result in losses. Derivative strategies often involve leverage, which may exaggerate a loss, potentially causing the Fund to lose more money than it would have had it invested in the underlying security. The values of derivatives may move in unexpected ways, especially in unusual market conditions, and may result in increased volatility. The use of derivatives may also cause the Fund to receive taxable income, which could increase the amount of taxes payable by shareholders. Other risks arise from the Fund's potential inability to terminate or sell derivative positions. A liquid secondary market may not always exist for the Fund's derivative positions at times when the Fund might wish to terminate or sell such positions. Over-the-counter instruments (investments not traded on an exchange) may be illiquid, and transactions in derivatives traded in the over-the-counter market are subject to the risk that the other party will not meet its obligations. For more information on the risks of derivative strategies, see the Statement of Additional Information.

The disclosure titled "Derivative Strategies" under the heading "Other Investment Strategies and Risks" is deleted in its entirety.

Columbia Intermediate Bond Fund only
77D Policies with Respect to Security Investments
The following investment policy is added to the list in the section "Investment Goals and Policies" in Part I of the Statement of Additional Information:

Swap Agreements  (Swaps, Caps, Collars and Floors)

77E Legal Proceedings
Recently, the Fund has been named as a nominal defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Fund are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. The Fund and the other defendants to these actions, including Columbia Management Advisors, Inc. ("CMA") and various of its affiliates, certain other mutual funds advised by CMA and its affiliates, and various directors of the Fund and such funds, have denied these allegations and are contesting the plaintiffs' claims.

Additionally, various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of August 31, 2004, we have received the following complaints.

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., Defendant United States District Court District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, et al..

         United States District Court
         Southern District of New York
                                                               Case # 04 CV 1576

(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS

77 I Terms of New or Amended Securities
Effective July 1, 2004, Exchanges for Clients of Affiliates of Investment Advisor are no longer available.